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                                                                    EXHIBIT 99.2

                                  NEWS RELEASE


contact: Suzy W. Taylor                                        [FIRST CITY LOGO]
         (713) 652-1810

     FIRSTCITY FINANCIAL ANNOUNCES EXTENSION OF EXERCISE DATE FOR OPTION TO
                   ACQUIRE WARRANT FOR 1,975,000 COMMON SHARES

                  WACO, TEXAS JANUARY 18, 2002.... FirstCity Financial
Corporation today announced that the Company and BoS (USA) Inc have extended the initial exercise date for BoS (USA) Inc.'s option to acquire a warrant for 1,975,000 common shares of FirstCity to June 30, 2002. The exercise date was extended to allow the Company additional time to pursue possible restructure alternatives which would otherwise be limited due to change of control issues related to FirstCity's substantial net operating loss carry forwards.

BoS (USA) Inc. has an option to acquire a warrant for 1,975,000 shares of the Company's non-voting Common Stock. The option can be exercised after June 30, 2002, if the option has not terminated according to its terms prior to that date. The option to acquire a warrant for 1,975,000 shares of non-voting Common Stock provides that it will terminate in the event that prior to June 30, 2002, the Company either (1) refinances the $12 million Term Loan B with subordinated debt advanced on financial terms no more onerous than those provided for the Term B Loan, or (2) pays off the balance of Term Loan B from proceeds of an equity offering. The warrant specifies a strike price of $2.3125 per common share.

FirstCity is a diversified financial services company with operations dedicated to portfolio asset acquisition and resolution with offices in the US and with affiliate organizations in France and Mexico. Its common (FCFC) and preferred (FCFCO) stocks are listed on the NASDAQ National Market System